Exhibit 5.2

August 16, 2016

Manitowoc Foodservice, Inc.

2227 Welbilt Boulevard

New Port Richey, Florida 34655

Ladies and Gentlemen:

We have acted as special Nevada counsel for Manitowoc Foodservice, Inc., a Delaware corporation (the “Company”), and The Manitowoc Company, Inc. in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange (the “Exchange Offer”) the Company’s 9.500% Senior Notes due 2024 (the “Original Notes”), which were issued in transactions exempt from the registration requirements of the Securities Act, for an equal principal amount of the Company’s new 9.500% Senior Notes due 2024, which are subject to the Registration Statement (the “New Notes”). The New Notes will be jointly, severally, fully and unconditionally guaranteed (the “New Note Guarantees”) by Kysor Industrial Corporation, a Nevada corporation, Kysor Nevada Holding Corp., a Nevada corporation, Manitowoc Equipment Works, Inc., a Nevada corporation, Manitowoc FP, Inc., a Nevada corporation, Manitowoc FSG International Holdings, Inc., a Nevada corporation, and Manitowoc FSG Operations, LLC, a Nevada limited liability company (collectively, the “Nevada Guarantors”), each of which are direct or indirect wholly-owned subsidiaries of the Company. The Original Notes were issued pursuant to an indenture (the “Original Indenture”), dated February 18, 2016, among the Company (as successor by merger to MTW Foodservice Escrow Corp.) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Company assumed the obligations of MTW Foodservice Escrow Corp. under the indenture by entering into a supplemental indenture, dated March 3, 2016 (the “Supplemental Indenture”), in connection with the merger of MTW Foodservice Escrow Corp. with and into the Company. We refer to the Original Indenture, as amended and supplemented by the Supplemental Indenture, as the “Indenture.” The New Notes will be issued under and governed by the Indenture.

In connection with our opinion, we have examined: (a) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference); (b) each Nevada Guarantor’s Articles of Incorporation or Articles of Organization, each as amended or amended and restated to date (in each case certified to us by an officer or member of the Nevada Guarantors as being true and correct copes of same); (c) each Nevada Guarantor’s Bylaws, Operating Agreement, or other governing document, each as amended or amended and restated to date (in each case certified to us by an officer or member of the Nevada Guarantors as being true and correct copes of same); (d) a certificate of an officer or member of each of the Nevada Guarantors representing certain factual matters in connection with the approval, execution and

Holland & Hart LLP Attorneys at Law

Phone (775) 327-3000 Fax (775) 786-6179 www.hollandhart.com

5441 Kietzke Lane Second Floor Reno, NV 89511

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August 16, 2016 Page -2-

delivery of the Indenture, which representations we have assumed the validity of and relied on; (e) the Indenture; (f) the forms of the New Notes and New Note Guarantees; and (g) such other proceedings, documents and records as we have deemed necessary to enable us to render the opinions set forth below.

In making our examination, we have assumed that all signatures on documents examined by us are genuine, the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies, the legal capacity of all natural persons, and the accuracy and completeness of all other information provided to us by the Company and the Nevada Guarantors, as applicable, during the course of our investigations, on which we have relied in issuing the opinions expressed below. In addition, we have assumed that the persons identified to us as officers and directors or members of the Nevada Guarantors as of particular dates were actually serving in such capacities on such dates.

Based upon and subject to the foregoing and the matters set forth herein, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, and when the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act and the Indenture shall have been duly qualified under the Trust Indenture Act of 1939, as amended, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

1. The New Note Guarantees, when the New Notes are duly executed and delivered by or on behalf of the Company in the form contemplated by the Indenture upon the terms set forth in the Exchange Offer and authenticated by the Trustee, will be duly authorized and legally issued.

We are qualified to practice law in the State of Nevada and we do not purport to be experts on the law other than that of the State of Nevada. We express no opinion with respect to the laws of any jurisdiction other than the State of Nevada.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Holland & Hart LLP